Exhibit 99.1

News Release

For Immediate Release	Contact: W. Mark Tatterson
April 24, 2017	Chief Financial Officer
800.445.1347 ext.8716

United Bankshares, Inc. Completes Its Acquisition of

Cardinal Financial Corporation

WASHINGTON, D.C. & CHARLESTON, WV – United Bankshares, Inc. (“United”) (NASDAQ: UBSI) announced the completion of its acquisition of Cardinal Financial Corporation (“Cardinal”), a financial services holding company, with $4.3 billion in assets, headquartered in Tysons Corner, Virginia. This transaction marks the 31st acquisition United has completed under the current administration and the tenth acquisition in the D.C. Metro region.

Today, United Bank, United’s Virginia chartered bank, added 22 newly acquired banking locations to its Greater Washington footprint. United Bank is the largest locally headquartered community bank and holds the #1 deposit market share among community banks in the Washington, D.C. MSA. In addition, United welcomed George Mason Mortgage, LLC, the largest locally headquartered home mortgage lender in the D.C. Metro region, to its family of companies.

“Today, we welcome Cardinal employees, customers and community partners to United,” stated United’s Chairman and Chief Executive Officer, Richard M. Adams. “Together, we strengthen our long-standing, shared commitment to the people and communities we serve. As The Community Bank of the Nation’s Capital, we now have even greater capacity to serve our customers, and support our philanthropic efforts by assisting organizations that contribute to the vitality of the D.C. Metro region.”

As a result of the acquisition, Bernard H. Clineburg, Executive Chairman of Cardinal, will join United’s Board of Directors as its newest member. Mr. Clineburg stated, “We are pleased Cardinal found a like-minded partner to further our growth in Northern Virginia, the District of Columbia, and Maryland. United brings to the table the capacity to meet the sophisticated needs of our customers, while at the same time staying true to our commitment to the communities we serve. In addition, the transaction will add tremendous value for our shareholders.”

United now has over $19 billion in assets with 145 full service offices in Virginia, West Virginia, Pennsylvania, Maryland, Ohio, and Washington, D.C. United is the 38th largest banking company in the country based on market capitalization. In 2016, United increased dividends to shareholders for the 43rd consecutive year. This is a record only one other major banking company in the nation has been able to achieve. For more information, visit www.ubsi-inc.com.

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